Exhibit 99

Contact: Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

Northrop Grumman Reports Second Quarter 2005 Results

Earnings Per Share from Continuing Operations Increase 22 Percent to $1.00

Income from Continuing Operations Increases 23 Percent to $366 Million

Sales Increase 7 Percent to $8 Billion

Cash from Operations Increases 33 Percent to $813 Million

2005 Earnings Per Share Guidance Raised to $3.90 to $4.00

2006 Earnings Per Share Projected to Range between $4.10 to $4.30

LOS ANGELES – July 28, 2005 — Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2005 income from continuing operations rose 23 percent to $366 million, or $1.00 per diluted share, from $298 million, or $0.82 per diluted share, for the same period of 2004. Sales for the second quarter of 2005 increased 7 percent to $8.0 billion from $7.4 billion for the same period of 2004. Previously reported second quarter 2004 sales increased $61 million as a result of the reclassification of certain operations from discontinued to continuing operations.

“We executed across the board this quarter with higher sales from every segment and double-digit increases in operating margin from five of the six businesses,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Cash from operations showed a healthy increase, reflecting the quality of our earnings growth.”

“Based on year to date results, we expect earnings per share growth of approximately 30 percent in 2005, reflecting our continuing focus on improving the performance of our businesses,” Sugar continued.

Operating margin for the 2005 second quarter increased $123 million, or 25 percent, to $616 million from $493 million for the same period of 2004, and included a $107 million, or 19 percent, increase in segment operating margin. Higher operating margin from the company’s six business segments and lower net pension and unallocated expense contributed to the increase in operating margin.

Second quarter 2005 pension expense, as determined in accordance with accounting principles generally accepted in the United States, increased to $103 million from $86 million for the same period of 2004. Pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS)

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2005 Results

increased operating margin by $105 million in the second quarter of 2005 and $77 million for the same period of 2004.

Net interest expense for the 2005 second quarter declined to $69 million from $96 million for the same period of 2004. The $27 million decrease reflects lower debt than in the prior year period, as well as interest income recognized for a state tax refund related to research and development tax credits.

The effective tax rate applied to income from continuing operations for the 2005 second quarter was 33.9 percent compared with 25.5 percent in the 2004 second quarter. In the 2004 second quarter the company recognized tax credits of $31 million related to research and development and export sales activities in prior years.

Net income for the 2005 second quarter increased to $367 million, or $1.00 per diluted share, from $298 million, or $0.82 per diluted share, for the same period of 2004.

Contract acquisitions were $5.6 billion in the second quarter of 2005 compared with $5.4 billion for the same period of 2004. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $57.1 billion at June 30, 2005, compared with $58.1 billion at Dec. 31, 2004.

Cash Measurements and Debt

Net cash provided by operating activities for the 2005 second quarter was $813 million, compared with $610 million for the second quarter of 2004. Capital spending in the second quarter totaled $149 million.

Northrop Grumman’s total debt was $5.2 billion at June 30, 2005, unchanged from Dec. 31, 2004.

2005 & 2006 Guidance

The company continues to expect sales to increase to between $31 and $31.5 billion in 2005. For 2006, the company now expects sales to increase to approximately $32 billion.

The company now expects 2005 earnings per diluted share from continuing operations to increase to $3.90 to $4.00 versus its prior guidance of $3.70 to $3.85. Guidance for 2005 includes a pre-tax gain of $59 million, or $0.11 per diluted share after-tax, from the July 2005 sale of 1.4 million shares of Endwave common stock. The gain will be included in 2005 third quarter results. The 2005 guidance also includes estimated pension expense as determined in accordance with accounting principles generally accepted in the United States of $415 million, and CAS pension expense of $395 million. The company’s prior estimate of CAS pension expense was $375 million.

For 2006, the company expects earnings per diluted share from continuing operations to increase to between $4.10 and $4.30, which includes an estimated pre-tax expense of $12 million, or $0.02 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment on January 1, 2006.

On May 16, 2005, the company’s board of directors approved accelerating the vesting of all outstanding unvested employee stock options (excluding elected officers), effective Sept. 30, 2005, as part of an ongoing evaluation of the company’s overall incentive compensation strategy. The amount

Northrop Grumman Reports Second Quarter 2005 Results

associated with the decision to accelerate vesting is being charged over the new vesting period and is not significant.

The estimated range for 2006 earnings per diluted share from continuing operations assumes that pension expense as determined in accordance with accounting principles generally accepted in the United States and CAS pension expense are the same as estimates for 2005. Actual 2006 pension expense is subject to variation and will depend on plan asset returns in 2005 and discount rate and expected rate of return assumptions.

Net cash provided by operating activities in 2005 is expected to range between $2.2 and $2.5 billion, and net cash provided by operating activities in 2006 is expected to be approximately $2.5 billion.

Share Repurchase Program

On Oct. 26, 2004, the board of directors authorized a program to repurchase $1 billion of the company’s outstanding common stock. Share repurchases will take place at management’s discretion and under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions.

During the second quarter of 2005 the company repurchased 2.8 million common shares at an average price of $55.22 per share. As of June 30, 2005, under the current authorization, the company repurchased 14.6 million common shares at an average price of $54.56 per share. Through the end of the 2005 second quarter and since the inception of its share repurchases in August of 2003, the company has repurchased 29 million shares at an average price of $51.68.

Segment Results

Effective Jan. 1, 2005, certain business areas within the Electronic Systems, Ships and Space Technology segments were realigned and some business areas have been renamed. Where applicable, all prior period information has been reclassified to reflect these realignments, as shown in Schedule 5 of this press release.

ELECTRONIC SYSTEMS

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$1,765	$1,591
Operating Margin	198	138
% Operating margin to sales	11.2%	8.7%

Electronic Systems second quarter 2005 sales increased 11 percent from the second quarter of 2004 primarily due to increases in Aerospace Systems, Defensive & Navigation Systems, and Government Systems, partially offset by lower sales in Defense Other. Aerospace Systems revenue increased 26 percent due to higher airborne surveillance sales. Defensive & Navigation Systems revenue increased 15 percent primarily due to higher sales for the Large Aircraft Infrared Countermeasures and EA-18 programs. Government Systems revenue increased 25 percent due to higher sales of biohazard detection systems.

Northrop Grumman Reports Second Quarter 2005 Results

Electronic Systems second quarter 2005 operating margin increased 43 percent from the second quarter of 2004. Second quarter 2004 operating margin included a $60 million pre-tax charge for the F-16 Block 60 fixed-price development program, which was partially offset by improved performance and contract close-outs for several other programs. The increase in second quarter 2005 operating margin also reflects higher volume and improved performance in Government Systems.

On Jan.1, 2005, the manufacturer of complex printed circuit boards and assemblies and the electronic connector manufacturer previously reported under “Other” were realigned to the company’s Electronic Systems segment. The impact to prior year results for Electronic Systems is not significant and prior year results have not been reclassified.

SHIPS

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$1,587	$1,557
Operating Margin	101	100
% Operating margin to sales	6.4%	6.4%

Ships second quarter 2005 sales, which include the financial results of the Newport News and Ship Systems sectors, increased 2 percent from the second quarter of 2004, primarily due to higher sales in Expeditionary Warfare, Submarines and Aircraft Carriers, which were partially offset by lower sales in Surface Combatants.

Ships second quarter 2005 operating margin increased 1 percent from the second quarter of 2004. The increase includes favorable performance in Aircraft Carriers, which was offset by lower performance in Surface Combatants and Expeditionary Warfare.

INTEGRATED SYSTEMS

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$1,404	$1,133
Operating Margin	108	90
% Operating margin to sales	7.7%	7.9%

Integrated Systems second quarter 2005 sales increased 24 percent from the second quarter of 2004 due to higher sales in Air Combat Systems and Airborne Early Warning and Electronic Warfare Systems. Air Combat Systems revenue rose 22 percent primarily due to higher revenue from the Joint Unmanned Combat Air System program. Airborne Early Warning and Electronic Warfare Systems revenue increased 38 percent due to higher volume from the E-2 Advanced Hawkeye and EA-18G programs.

Integrated Systems second quarter 2005 operating margin increased 20 percent from the second quarter of 2004. Operating margin in the 2004 second quarter was favorably impacted by a contract close-out for the Joint STARS program.

Northrop Grumman Reports Second Quarter 2005 Results

MISSION SYSTEMS

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$1,320	$1,298
Operating Margin	99	86
% Operating margin to sales	7.5%	6.6%

Mission Systems second quarter 2005 sales increased 2 percent from the second quarter of 2004 due to higher sales in Missile Systems, which were partially offset by lower sales in Technical & Management Services. Missile Systems sales rose 9 percent due to higher revenue in the Kinetic Energy Interceptors and Intercontinental Ballistic Missile programs. Technical & Management Services sales declined 6 percent.

Mission Systems second quarter 2005 operating margin increased 15 percent from the second quarter of 2004 primarily due to improved program performance in Missile Systems.

INFORMATION TECHNOLOGY

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$1,331	$1,225
Operating Margin	89	73
% Operating margin to sales	6.7%	6.0%

Information Technology second quarter 2005 sales increased 9 percent from the second quarter of 2004 due to higher sales in Government Information Technology and Technical Services. Government Information Technology sales rose 14 percent due to higher volume in existing programs, new program awards, and the acquisition of Integic. Technology Services revenue increased 16 percent primarily due to higher revenue for existing programs.

Information Technology second quarter 2005 operating margin increased 22 percent from the second quarter of 2004, primarily due to higher sales and improved program performance in Government Information Technology, partially offset by lower performance in Enterprise Information Technology.

SPACE TECHNOLOGY

	($ in millions)
	SECOND QUARTER
	2005	2004
Sales	$875	$836
Operating Margin	69	61
% Operating margin to sales	7.9%	7.3%

Space Technology second quarter 2005 sales increased 5 percent from the second quarter of 2004, primarily due to higher sales in Civil Space and Intelligence, Surveillance & Reconnaissance,

Northrop Grumman Reports Second Quarter 2005 Results

which were partially offset by lower revenue in Missile & Space Defense and Satellite Communications. Civil Space revenue increased 21 percent, due to higher volume from NASA and National Oceanic and Atmospheric Administration programs. Intelligence, Surveillance & Reconnaissance revenue rose 12 percent.

Space Technology second quarter 2005 operating margin increased 13 percent from the second quarter of 2004 due to higher sales volume in Civil Space and Intelligence, Surveillance & Reconnaissance and improved program performance in Missile & Space Defense.

Second Quarter 2005 Highlights

•	NASA selected a Northrop Grumman – Boeing team to compete for an award to design and build the space agency’s planned Crew Exploration Vehicle, a human space-transportation system that will serve as the Space Shuttle’s replacement.

•	NASA awarded Northrop Grumman a software assurance services ID/IQ contract valued at up to $200 million over five years. Northrop Grumman will provide the space agency the capability to independently verify and validate mission-critical software that will support the safety requirements and technology needs of the agency.

•	Northrop Grumman was awarded a $3.2 billion multi-year contract to continue production work on the F/A-18 Super Hornet. The contract covers procurement of 210 shipsets at the rate of 42 during each of the fiscal years 2005-2009.

•	The second Virginia-class submarine, Texas (SSN 775), was launched on Apr. 9, 2005.

•	Production began on the X-47B Joint Unmanned Combat Air Systems aircraft, the world’s first unmanned surveillance attack aircraft capable of operating from both land bases and aircraft carriers.

•	The Counter-MANPADS System Development and Demonstration program being performed for the Department of Homeland Security completed system design and began installing the system on an MD-11 test aircraft. Flight tests will commence in August.

•	The U.S. Coast Guard’s innovative, fast-response cutter reached a systems requirement milestone that confirmed that the Coast Guard’s requirements have been sufficiently developed and can proceed to design development.

•	The AN/APG-81 fire control radar for the F-35 Joint Strike Fighter passed a key milestone in system integration testing by detecting airborne targets at the company’s integration laboratory.

•	The 23rd and final satellite in the long-running Defense Support Program (DSP) series was shipped to the U.S. Air Force’s Cape Canaveral Air Station for launch preparation. The upcoming launch is a major milestone in a program that has produced many technical innovations and provided the nation with a reliable missile-warning system.

•	Northrop Grumman successfully demonstrated, ahead of schedule, two key battle management capabilities for the new Kinetic Energy Interceptors missile-defense program.

Northrop Grumman Reports Second Quarter 2005 Results

•	The LPD-17 San Antonio successfully completed acceptance trials, which is the last significant milestone before delivery to the Navy.

•	The company achieved its nineteenth CMMI(R) Level 5 rating, the highest possible rating for benchmarking commercial and defense industry practices for management and engineering.

•	Philip A. Teel was elected president, Northrop Grumman Ship Systems, effective July 1, 2005.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. With more than 125,000 employees, and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at 12 p.m. ET on July 28, 2005. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	SECOND QUARTER		FIRST SIX MONTHS
	2005	2004 (4)	2005	2004 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$5,556	$5,409	$13,397	$13,895
Total sales	7,962	7,435	15,415	14,599
Total operating margin	616	493	1,211	931
Income from continuing operations	366	298	764	530
Net income	367	298	776	534
Diluted earnings per share from continuing operations	1.00	.82	2.09	1.46
Diluted earnings per share	1.00	.82	2.12	1.47

Net cash provided by operating activities	813	610	1,076	873

	JUNE 30, 2005	DEC 31, 2004 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,215	$1,230
Accounts receivable, net	3,542	3,492
Inventoried costs, net	1,185	1,049
Property, plant, and equipment, net	4,204	4,210
Total debt	5,160	5,158
Net debt (2)	3,945	3,928
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,858	16,700
Total assets	33,446	33,295

Net debt to capitalization ratio (3)	18%	18%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	SECOND QUARTER		FIRST SIX MONTHS
	2005	2004 (1)	2005	2004 (1)
Sales
Electronic Systems	$1,765	$1,591	$3,308	$3,129
Ships	1,587	1,557	3,101	3,001
Integrated Systems	1,404	1,133	2,703	2,280
Mission Systems	1,320	1,298	2,625	2,481
Information Technology	1,331	1,225	2,560	2,455
Space Technology	875	836	1,738	1,642
Other	11	61	22	120
Intersegment Eliminations	(331)	(266)	(642)	(509)

	$7,962	$7,435	$15,415	$14,599

Operating margin
Electronic Systems	$198	$138	$359	$296
Ships	101	100	205	186
Integrated Systems	108	90	244	206
Mission Systems	99	86	190	162
Information Technology	89	73	174	144
Space Technology	69	61	131	112
Other	(5)	4	(6)	6

Total segment operating margin (2)	659	552	1,297	1,112

Reconciliation to operating margin
Unallocated expenses	(42)	(47)	(69)	(154)
Pension expense	(103)	(86)	(206)	(177)
Reversal of CAS pension expense included above	105	77	197	157
Reversal of royalty income included above	(3)	(3)	(8)	(7)

Operating margin	616	493	1,211	931

Interest income	25	16	39	32
Interest expense	(94)	(112)	(189)	(225)
Other, net	7	3	89	13

Income from continuing operations before income taxes	554	400	1,150	751
Federal and foreign income taxes	188	102	386	221

Income from continuing operations	366	298	764	530
Income from discontinued operations, net of tax				1
Gain from disposal of discontinued operations, net of tax	1		12	3

Net income	$367	$298	$776	$534

Weighted average diluted shares outstanding, in millions	365.2	363.5	365.7	364.3

Diluted earnings per share
Continuing operations	$1.00	$.82	$2.09	$1.46
Disposal of discontinued operations			.03	.01

Diluted earnings per share	$1.00	$.82	$2.12	$1.47

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

Pension expense is included in determining segment operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS (1)				FUNDED BACKLOG (2)
	SECOND QUARTER		FIRST SIX MONTHS		JUNE 30,
	2005	2004 (3)	2005	2004 (4)	2005	2004 (3)
Electronic Systems	$1,393	$1,489	$3,065	$3,261	$6,535	$6,600
Ships	321	592	1,487	2,110	7,551	8,858
Integrated Systems	667	820	2,606	2,588	4,594	4,606
Mission Systems	1,157	990	2,412	2,326	2,954	2,750
Information Technology	1,505	1,207	2,811	2,401	2,819	2,265
Space Technology	737	552	1,610	1,685	1,621	1,601
Other	14	64	27	130	33	73
Intersegment Eliminations	(238)	(305)	(621)	(606)	(563)	(529)

Total	$5,556	$5,409	$13,397	$13,895	$25,544	$26,224

	TOTAL BACKLOG, JUNE 30, 2005
	FUNDED	UNFUNDED (4)	TOTAL BACKLOG
Electronic Systems	$6,535	$1,725	$8,260
Ships	7,551	3,350	10,901
Integrated Systems	4,594	8,767	13,361
Mission Systems	2,954	7,585	10,539
Information Technology	2,819	3,184	6,003
Space Technology	1,621	6,956	8,577
Other	33		33
Intersegment Eliminations	(563)		(563)

Total	$25,544	$31,567	$57,111

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ).

AMORTIZATION OF PURCHASED INTANGIBLES

	SECOND QUARTER		FIRST SIX MONTHS
	2005	2004	2005	2004
Electronic Systems	$20	$22	$41	$43
Ships	11	11	20	21
Integrated Systems	3	3	7	7
Mission Systems	8	8	16	16
Information Technology	5	4	7	9
Space Technology	8	9	17	17

Total	$55	$57	$108	$113

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	SECOND QUARTER		FIRST SIX MONTHS
	2005	2004 (1)	2005	2004 (1)
Electronic Systems
Defensive & Navigation Systems	$534	$465	$1,008	$905
Aerospace Systems	464	367	864	770
Naval & Marine Systems	225	205	412	410
Government Systems	225	180	399	308
C4ISR & Space Systems	159	167	320	328
Defense Other	158	207	305	408

	1,765	1,591	3,308	3,129

Ships
Aircraft Carriers	491	475	927	915
Surface Combatants	407	486	852	948
Expeditionary Warfare	416	346	798	652
Submarines	198	178	380	340
Coast Guard and Coastal Defense	42	30	82	46
Services	28	24	55	54
Commercial and Other	13	40	34	81
Intrasegment Eliminations	(8)	(22)	(27)	(35)

	1,587	1,557	3,101	3,001

Integrated Systems
Air Combat Systems	818	670	1,604	1,382
Airborne Early Warning/Electronic Warfare Systems	439	318	812	598
Airborne Ground Surveillance/Battle Management Systems	148	147	291	303
Intrasegment Eliminations	(1)	(2)	(4)	(3)

	1,404	1,133	2,703	2,280

Mission Systems
Command, Control & Intelligence Systems	789	791	1,579	1,514
Missile Systems	369	337	722	622
Technical & Management Services	173	185	341	373
Intrasegment Eliminations	(11)	(15)	(17)	(28)

	1,320	1,298	2,625	2,481

Information Technology
Government Information Technology	844	740	1,600	1,493
Commercial Information Technology	177	157	350	332
Technology Services	178	154	348	313
Enterprise Information Technology	162	202	329	378
Intrasegment Eliminations	(30)	(28)	(67)	(61)

	1,331	1,225	2,560	2,455

Space Technology
Intelligence, Surveillance & Reconnaissance	295	263	585	500
Civil Space	198	163	411	318
Software Defined Radios	136	142	271	285
Missile & Space Defense	110	128	232	247
Satellite Communications	117	131	214	269
Technology	34	32	62	59
Intrasegment Eliminations	(15)	(23)	(37)	(36)

	875	836	1,738	1,642

Other	11	61	22	120

Intersegment Eliminations	(331)	(266)	(642)	(509)

Total Sales	$7,962	$7,435	$15,415	$14,599

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

SEGMENT SALES RESULTS - AFTER REALIGNMENT

($ in millions)

(unaudited)

Electronic Systems

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Defensive & Navigation Systems	$440	$465	$433	$497	$1,835
Aerospace Systems	403	367	417	422	1,609
Naval & Marine Systems	205	205	207	240	857
Government Systems	128	180	158	223	689
C4ISR & Space Systems	161	167	155	169	652
Defense Other	201	207	188	179	775

Total Sales	$1,538	$1,591	$1,558	$1,730	$6,417

Ships

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Surface Combatants	$462	$486	$486	$487	$1,921
Aircraft Carriers	440	475	466	520	1,901
Expeditionary Warfare	306	346	344	440	1,436
Submarines	162	178	180	210	730
Coast Guard and Coastal Defense	16	30	29	39	114
Services	30	24	19	26	99
Commercial and Other	41	40	38	23	142
Intrasegment Eliminations	(13)	(22)	(25)	(31)	(91)

Total Sales	$1,444	$1,557	$1,537	$1,714	$6,252

Space Technology

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Intelligence, Surveillance & Reconnaissance	$237	$263	$281	$260	$1,041
Civil Space	155	163	152	168	638
Software Defined Radios	143	142	138	123	546
Missile & Space Defense	119	128	121	119	487
Satellite Communications	138	131	127	113	509
Technology	27	32	15	26	100
Intrasegment Eliminations	(13)	(23)	(11)	(5)	(52)

Total Sales	$806	$836	$823	$804	$3,269